SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)
                              BAYCORP HOLDINGS LTD
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    072728108
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                         Heller Ehrman White & McAuliffe


           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 2, 1999
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 19 Pages

                                   SCHEDULE 13D
--------------------------------                   -------------------------
CUSIP No. 072728108                                      Page 2 of 19 Pages
-------------------------------                     -------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The SC Fundamental Value Fund, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [X]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY----------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         207,540
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         207,540
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         207,540
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
==============================================================================
                 *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D

-----------------------------                        --------------------------
CUSIP No. 072728108                                       Page 3 of 19 Pages
------------------------------                       --------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Value BVI, Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                   [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7        SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         222,313
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
            0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         222,313
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         222,313
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.7%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                      *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                   SCHEDULE 13D
------------------------------                     ----------------------------
CUSIP No. 072728108                                     Page 4 of 19 Pages
------------------------------`                     ---------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
         207,540
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         207,540
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         207,540
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                 [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                            *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                         SCHEDULE 13D
-----------------------------                          ------------------------
CUSIP No. 072728108                                          Page 5 of 19 Pages
------------------------------                         ------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Peter M. Collery
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  446,003
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  446,003
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  446,003
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  5.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
                       *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D
------------------------------                  -------------------------------
CUSIP No. 072728108                                      Page 6 of 19 Pages
-----------------------------                   -------------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Neil H. Koffler
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER-
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  429,853
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  429,853
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  429,853
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                 [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  5.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
                       *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                     SCHEDULE 13D
------------------------------                       --------------------------
CUSIP No. 072728108                                       Page 7 of 19 Pages
------------------------------                       --------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC-BVI Partners
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                   [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  222,313
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  222,313
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  222,313
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.7%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D
------------------------------                  -------------------------------
CUSIP No. 072728108                                    Page 8 of 19 Pages
-------------------------------                 -------------------------------
==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Value BVI, Ltd.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  222,313
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  222,313
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  222,313
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.7%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                              SCHEDULE 13D

------------------------------                     ----------------------------
CUSIP No. 072728108                                      Page 9 of 19 Pages
------------------------------                     ----------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental, LLC
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                   [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  207,540
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  207,540
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  207,540
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                 [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         OO

                                       SCHEDULE 13D
------------------------------                         ------------------------
CUSIP No. 072728108                                     Page 10 of 19 Pages
------------------------------                         ------------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Employees' Savings and Profit Sharing Plan
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                  [ ]
-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
8  SHARED VOTING POWER
                  15,000
-------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  15,000
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  15,000
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                      [ ]
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  .18%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         EP

                                                    Page 11 of 19 Pages

                                 AMENDMENT NO. 3
                                     TO THE
                                  SCHEDULE 13D

          This statement constitutes Amendment No. 3 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Baycorp Holdings Ltd (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Peter M. Collery ("Collery"), SC Fundamental, LLC (SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners ("SC-BVI"), Neil H. Koffler ("Koffler"), and SC Fundamental Employees' Savings and Profit Sharing Plan ("Employee Plan")(collectively, the "Reporting Persons").

Item 5.  Interest in Securities of the Issuer

          (a) As of the close of business on January 10, 2000, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficiary in the aggregate the number and percentage of the Issuer's common stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10Q as of September 30,1999.

                                                      Page 12 of 19 Pages


===============================================================================

Name                              Shares of Common Stock                      Percentage
----------------------------------------------------------------------------------------------------------------------------------

SC Fundamental Inc.                          207,540                              2.5%
----------------------------------------------------------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.                             207,540                              2.5%
----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                                    222,313                              2.7%
----------------------------------------------------------------------------------------------------------------------------------
Peter M. Collery                             446,003(1)                           5.5%
-----------------------------------------------------------------------------------------------------------------------------------
SC BVI Partners                              222,313                              2.7%
-----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental
Value BVI, Ltd.                              222,313                              2.7%
-----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental, LLC                          207,540                              2.5%
-----------------------------------------------------------------------------------------------------------------------------------
Neil H. Koffler                              429,853                              5.3%
-----------------------------------------------------------------------------------------------------------------------------------
SC Fundamental
Employees' Savings
and Profit Sharing Plan                      15,000                                .18%

-----------------------------------------------------------------------------------------------------------------------------------
(1)  Includes  1,150  shares of the  Issuer's  common  stock held by the Student
Sponsor  Partnership,  Inc.,  a non  profit  educational  company  for which Mr.
Collery is President.  Mr. Collery disclaims  beneficial ownership of such 1,150 shares.



                                                            Page 13 of 19 Pages


         (b) Collery, by virtue of his status as a member of SCFLLC, the general partner of Fund, and as the controlling stockholder, director and executive officer of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of common stock of which Fund is the direct beneficial owner. Koffler, by virtue of his status as a member of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of Shares of common stock of which Fund is the direct beneficial owner.

                  Collery, by virtue of his status as the controlling stockholder, director and executive officer, and Koffler by virtue of his status as an executive officer, of BVI Inc., the managing general partner of SC-BVI Partners which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. BVI Fund and SC-BVI Partners are deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock as to which BVI Inc. exercises such power.

                  Collery, by virtue of his status as trustee of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

             (c)The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the American Stock Exchange.

                                                          Page 14 of 19 Pages

                                                                  BVI, Inc.
                          Price Per                               on behalf
Trade Date                Share ($)        Fund                   of BVI Ltd.                   Collery(1)
-----------------------------------------------------------------------------------------------------------------------------------

11/23//99                 8.0000             50*                      50*                             0
-----------------------------------------------------------------------------------------------------------------------------------
11/23/99                  8.0938             220                      180                             0
-----------------------------------------------------------------------------------------------------------------------------------
11/24/99                  8.0000             4,110                    3,390                           0
-----------------------------------------------------------------------------------------------------------------------------------
11/29/99                  8.3523             11,010                   9,090                           0
-----------------------------------------------------------------------------------------------------------------------------------
11/30/99                  8.8750             110                      90                              0
-----------------------------------------------------------------------------------------------------------------------------------
12/01/99                  8.3750             3,620                    2,980                           400
-----------------------------------------------------------------------------------------------------------------------------------
12/02/99                  8.6629             7,290                    6,010                           700
-----------------------------------------------------------------------------------------------------------------------------------
12/03/99                  9.6726             16,400                   13,525                        1,575
-----------------------------------------------------------------------------------------------------------------------------------
12/06/99                  9.9167             3,900                    3,200                           400
-----------------------------------------------------------------------------------------------------------------------------------
12/07/99                  9.7699             5,730                    4,720                           550
-----------------------------------------------------------------------------------------------------------------------------------
12/08/99                  9.6875             2,600                    2,150                           250
-----------------------------------------------------------------------------------------------------------------------------------
12/14/99                  9.6957             1,200                    985                             115
-----------------------------------------------------------------------------------------------------------------------------------
12/20/99                  9.5000             550                      450                             0
-----------------------------------------------------------------------------------------------------------------------------------
12/29/99                  10.0000            3,840                    3,160                           0
-----------------------------------------------------------------------------------------------------------------------------------
12/30/99                  9.9035             2,970                    2,445                           285
-----------------------------------------------------------------------------------------------------------------------------------
12/30/99                  10.0000            2,740                    2,260                           0
-----------------------------------------------------------------------------------------------------------------------------------
12/31/999                 9.9819             16,990                   14,010                          0







                                                      Page 15 of 19 Pages

                                                                     BVI, Inc.
                          Price Per                                  on behalf
Trade Date                Share ($)               Fund               of BVI Ltd.            Collery(1)
-----------------------------------------------------------------------------------------------------------------------------------

01/03/00                  9.6875                  31,450**            31,450*                   0
-----------------------------------------------------------------------------------------------------------------------------------
01/03/00                  10.5000                  6,440              6,860                   700
-----------------------------------------------------------------------------------------------------------------------------------
01/04/00                  11.7645                  10,050             10,470                1,080
-----------------------------------------------------------------------------------------------------------------------------------
01/05/00                  12.9468                  11,520             11,980                    0
-----------------------------------------------------------------------------------------------------------------------------------
01/06/00                  13.5000                  4,330               4,625                   45
-----------------------------------------------------------------------------------------------------------------------------------
01/07/00                  12.8397                  1,110*             1,190*                    0
-----------------------------------------------------------------------------------------------------------------------------------
1/11/00                   13.0000                  2,300               2,450                  250
-----------------------------------------------------------------------------------------------------------------------------------

*   reflects a purchase of shares.
** reflects a re-allocation of shares between affiliates.

(1) All of the transactions effected in this column represent sales by Student Sponsor Partnership, Inc. ("SSP"), a non profit educational company for which Mr. Collery is President.  Mr. Collery disclaims beneficial ownership of the shares held by SSP.


                                                     Page 16 of 19 Pages



Item 7.        Materials to be filed as Exhibits.

Exhibit A      Joint Filing Agreement, dated January 11, 2000 among the
               Reporting Persons.






                                            EXHIBIT INDEX


Exhibit           Description

   A              Joint Filing Agreement dated January 11, 2000 among the
                  Reporting Persons

                                                             Page 17 of 19 Pages
             After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Dated:  January 11, 2000
                                                     SC FUNDAMENTAL LLC
SC FUNDAMENTAL INC.                                  SC Fundamental Inc.
                                                     as Manager
             /s/ Neil H. Koffler                      /s/ Neil H. Koffler
    By:  ----------------------------       By: -----------------------------
    Neil H. Koffler as Attorney-                Neil H. Koffler as Attorney-in-
    in-Fact for Peter M. Collery                Fact for Peter M. Collery,
    Vice President*                             Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

    By:      SC FUNDAMENTAL, LLC            SC-BVI Partners
             as General Partner             By:  SC Fundamental Value BVI, Inc.
                                                 as Managing General Partner
             /s/ Neil H. Koffler                  /s/ Neil H. Koffler
    By:  -----------------------------      By:------------------------------
    Neil H. Koffler as Attorney-                Neil H. Koffler as Attorney-in-
    in-Fact for Peter M. Collery                Fact for Peter M. Collery
    Vice President*                             Vice President*

SC FUNDAMENTAL VALUE BVI, INC.
             /s/ Neil H. Koffler             SC FUNDAMENTAL VALUE BVI, Ltd.
    By:  ----------------------------      By:   SC Fundamental Value BVI, Inc.
    Neil H. Koffler as Attorney-                 as Managing General Partner of
    in-Fact for Peter M. Collery                 Investment Manager
         Vice President*                             /s/ Neil H. Koffler
                                           By:   ------------------------------
                                                  Neil H. Koffler as Attorney
                                                 -in- Fact for Peter M. Collery
                                                  Vice President*
/s/ Neil H. Koffler
-----------------------------                   SIEGLER, COLLERY &CO.EMPLOYEES
                                                SAVINGS AND PROFIT SHARING PLAN
     /S/ Neil H Koffler                         By:/s/ Neil H. Koffler
By:--------------------------                   -------------------------------
    Neil H. Koffler as Attorney                  Neil H. Koffler as Attorney
    in Fact for Peter M. Collery*                in-Fact for Peter M. Collery,
                                                 Vice President*
*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery. The Powers of Attorney for Mr. Collery were filed as Exhibit A to Amendment No.5 to
Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

>
                                                       Page 18 of 19 Pages

                                            Exhibit A

                              JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Baycorp Holdings, Ltd and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 11th day of January 2000.



SC FUNDAMENTAL INC

By:      /s/ Peter M. Collery                             /s/ Neil H. Koffler
-------------------------------------            ------------------------------
Neil H. Koffler as Attorney-                             Neil H. Koffler
in-Fact for Peter M. Collery
Vice President(*)

THE SC FUNDAMENTAL VALUE FUND,
L.P.

By:      SC FUNDAMENTAL, LLC, as
         General Partner

By:  /s/ Peter M. Collery
--------------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)


SC FUNDAMENTAL VALUE BVI, INC.

By: /s/ Peter M. Collery
--------------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)

                                                        Page 19 of 19 Pages


Siegler Collery and Co.
Employees Savings And
Profit Sharing Plan
By:/s/ Neil H. Koffler
------------------------------------
Neil H. Koffler as Attorney
in-Fact for Peter M. Collery
Vice President*

/s/ Peter M. Collery
----------------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery(*)

SC FUNDAMENTAL, LLC

By:      SC Fundamental Inc., as
         Manager

By:      /s/ Peter M. Collery
----------------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery
Vice President (*)

SC FUNDAMENTAL VALUE BVI, LTD.              SC-BVI PARTNERS

By:      SC Fundamental Value BVI,          By:      SC Fundamental Value BVI
         Inc., as managing general                   Inc., as managing general
         partner of investment                                partner
         manager

By:      /s/ Neil H. Koffler                         /s/ Neil H. Koffler
----------------------------------------        -------------------------------
Neil H. Koffler as Attorney-in-                   Neil H. Koffler as Attorney-
Fact for Peter M. Collery,                        in-Fact for Peter M. Collery,
Vice President(*)                                 Vice President(*)


(*)Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Powers of Attorney for Mr. Collery were filed as Exhibit A to Amendment No.5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

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